EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333	(310) 691-7100
www.spectranetics.com	www.lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS APPOINTS CRAIG M. WALKER TO BOARD OF DIRECTORS

COLORADO SPRINGS, Colo. (December 17, 2004) — Spectranetics Corporation (Nasdaq: SPNC) today announced the appointment of Craig M. Walker, M.D., 51, to the Company’s board of directors. Dr. Walker brings to the Spectranetics board more than 21 years of medical experience as a practicing cardiologist, clinical investigator and thought leader. Dr. Walker’s addition to the Board brings the total number of directors to eight. His term will expire at the 2006 Annual Meeting of Shareholders, when he will be eligible for election.

“We are very pleased to have Craig join the Spectranetics board. We look forward to his contribution as a leading cardiologist whose strong support for our technology—in particular for its use in the treatment of peripheral vascular disease—has been highly valuable and influential in the industry,” said John G. Schulte, Spectranetics president and chief executive officer.

Dr. Walker is the Founder, President, and Medical Director of the Cardiovascular Institute of the South; Medical Director of the CIS Cardiovascular Fellowship Training Program; Associate Clinical Professor of Medicine Tulane University School of Medicine; and Medical Director of the Cardiac Catheterization Laboratory at Terrebonne General Medical Center.

Dr. Walker has been Principal Investigator in many cardiovascular medical device clinical trials, and has made numerous case presentations before the FDA, medical conferences and symposia. Dr. Walker has published more than 100 articles, abstracts and books. He is a graduate of the Louisiana State University School of Medicine and is certified by the American Board of Internal Medicine, American College of Physicians, American Board of Internal Medicine — Subspecialty of Cardiovascular Diseases, American College of Cardiology, American College of Angiology, American Society for Laser Medicine and Surgery and Diplomate in Interventional Cardiology. Dr. Walker completed his cardiology training at Harvard University’s Brigham and Women’s Hospital, where he was a research fellow and clinical instructor in cardiology and medicine.

Dr. Walker serves on numerous Medical and Scientific Boards including the Boston Scientific Interventional Cardiology Medical Advisory Board, and the Scientific Advisory Committee, CR Bard. He also serves as Medical Director for the J&J Stent Proctor Courses for Palmaz-

Schatz Coronary Stent, Houma, Louisiana and for the Interventional Cardiology Conference, held in New Orleans. He is a highly sought out speaker and has spoken on behalf of companies including Abbott Laboratories, Sanofi Synthelabo, Genentech, Guilford Pharmaceuticals, Merck and Novartis, to name a few.

Commenting on his board appointment, Dr. Walker said, “I am a strong supporter of Spectranetics’ laser technology, having used it in many peripheral vascular procedures to treat total occlusions and critical limb ischemia. In practice I have found the Spectranetics devices to offer a superior alternative for treating these often debilitating and potentially fatal diseases. I look forward to joining the board and participating in the effort to advance the use of Spectranetics’ laser catheters.”

About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary and peripheral atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, we obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guide wire.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.

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